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                                                                    Exhibit 5.1
                              Best, Best & Krieger
                              400 Mission Square
                              3750 University Avenue
                              Post Office Box 1028
                              Riverside, California 92502-1028


                                   July 26, 1995

Nevada Power Company
P.O. Box 230
Las Vegas, NV 89151

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement, including the documents incorporated therein by reference, to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of Common Stock (the "Common Stock"), par value of $1.00 per share and interests in the Nevada Power Company 401(k) Savings Plan. We are familiar with the proceedings taken and proposed to be taken by you in connection with the proposed authorization and issuance of the Common Stock.

     It is our opinion that, subject to such proceedings being taken and completed by you as now contemplated prior to said issuance, the Common Stock, when issued in the manner referred to in the Registration Statement, will constitute your legally issued, fully paid, nonassessable and validly outstanding securities.

     We consent to the use of this opinion as an exhibit to said Registration Statement and to the use of our name wherever it appears therein, including the Prospectus constituting a part thereof, and any amendments thereto.

                              Respectfully submitted,



                              Best, Best & Krieger
                              Best, Best & Krieger